Filed pursuant to Rule 424(b)(2)
Registration No. 333-262456 and 333-262456-01
The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject To Completion, dated September 8, 2022
PRELIMINARY PRICING SUPPLEMENT dated September 8, 2022
(To Product Supplement No. 2 dated June 1, 2022
Prospectus Supplement dated February 1, 2022
and Prospectus dated February 1, 2022)

Jefferies Group LLC and Jefferies Group Capital Finance Inc. Medium-Term Notes, Series A Equity Linked Securities
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
■  Linked to the common stock of Tesla, Inc.
■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Underlying Stock from its starting price to its ending price. The maturity payment amount will reflect the following terms:
■    If the price of the Underlying Stock increases, you will receive the face amount plus a positive return equal to 300% of the percentage increase in the price of the Underlying Stock from the starting price, subject to a maximum return at maturity of at least 35.00% (to be determined on the pricing date) of the face amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,350.00
■     If the price of the Underlying Stock decreases but the decrease is not more than the buffer amount of 15%, you will receive the face amount
■     If the price of the Underlying Stock decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount
■   Investors may lose up to 85% of the face amount
■  All payments on the securities are subject to our credit risk, and you will have no ability to pursue the Underlying Stock Issuer for payment; if we default on our obligations under the securities, you could lose some or all of your investment
■  No periodic interest payments or dividends
■  No exchange listing; designed to be held to maturity

We estimate that the value of each security on the pricing date will be approximately $966.50, or within $30.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in this pricing supplement.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.
The securities are joint and several, senior unsecured obligations of Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary, and, accordingly, all payments are subject to our credit risk. If we default on our obligations under the securities, you could lose some or all of your investment. The securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to the Issuers
Per Security	$1,000.00	$30.00	$970.00
Total
(1)
Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal.  See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)
In respect of certain securities sold in this offering, Jefferies LLC, the broker-dealer subsidiary of Jefferies Group LLC, may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Terms of the Securities

Issuers:	Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly owned subsidiary.
Market Measure:	The common stock of Tesla, Inc. (Bloomberg ticker symbol “TSLA”) (the “Underlying Stock”).
Pricing Date*:	September 19, 2022.
Issue Date*:	September 22, 2022.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:
•     if the ending price is greater than the starting price: $1,000 plus the lesser of:
(i) $1,000 × underlying stock return × upside participation rate; and
(ii) the maximum return;
 •     if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or
•     if the ending price is less than the threshold price:
$1,000 + [$1,000 × (underlying stock return + buffer amount)]

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

Stated Maturity Date*:	October 23, 2023, subject to postponement. The securities are not subject to redemption by us or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Price:	, the stock closing price of the Underlying Stock on the pricing date.
Stock Closing Price:
Closing price, stock closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Ending Price:	The “ending price” will be the stock closing price of the Underlying Stock on the calculation day.
Maximum Return:
The “maximum return” will be determined on the pricing date and will be at least 35.00% of the face amount per security ($350.00 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,350.00 per security.

Threshold Price:	, which is equal to 85% of the starting price.
Buffer Amount:	15%.
Upside Participation Rate:	300%.
Underlying Stock Return:	The “underlying stock return” is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Calculation Day*:	October 16, 2023, subject to postponement.
Market Disruption Events and Postponement Provisions:
The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.
For more information regarding adjustments to the calculation day and the stated maturity date, see  “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Group LLC and an affiliate of Jefferies Group Capital Finance Inc.
Material Tax Consequences:
For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Agent:
Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive an agent discount of up to $30.00 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $12.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.
In addition, in respect of certain securities sold in this offering, Jefferies LLC may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
The agent, Jefferies LLC and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities.  If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	47233JKC1

*
To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Additional Information about the Issuers and the Securities

You should read this pricing supplement together with product supplement No. 2 dated June 1, 2022, the prospectus supplement dated February 1, 2022 and the prospectus dated February 1, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.
As used in this pricing supplement, “we,” “us” and “our” refer to Jefferies Group LLC and Jefferies Group Capital Finance Inc. collectively, unless the context requires otherwise.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. 2 dated June 1, 2022:
https://www.sec.gov/Archives/edgar/data/0001084580/000114036122021451/brhc10038366_424b2.htm
•	Prospectus Supplement dated February 1, 2022:
https://www.sec.gov/Archives/edgar/data/1084580/000114036122003555/ny20002370x3_424b2.htm
•	Prospectus dated February 1, 2022:
https://www.sec.gov/Archives/edgar/data/1084580/000114036122003554/ny20002370x4_424b3.htm

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Estimated Value of the Securities
The face amount of each security is $1,000.  The original issue price will equal 100% of the face amount per security.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than the original offering price.  We estimate that the value of each security on the pricing date will be approximately $966.50, or within $30.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.
Valuation of the Securities
Jefferies LLC calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models at that time. Jefferies LLC’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). In calculating the estimated value of the derivative component, Jefferies LLC estimated future cash flows based on a proprietary derivative-pricing model that is in turn based on various inputs, including the factors described under “Selected Risk Considerations—The estimated value of the securities was determined for us by our affiliate using proprietary pricing models” below. These inputs may be market-observable or may be based on assumptions made by Jefferies LLC in its discretionary judgment. Estimated cash flows on the bond and derivative components were discounted using a discount rate based on our internal funding rate.
The estimated value of the securities is a function of the terms of the securities and the inputs to Jefferies LLC’s proprietary pricing models.  The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects uncertainty on the date of this preliminary pricing supplement about the inputs to Jefferies LLC’s proprietary pricing models on the pricing date.
Since the estimated value of the securities is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modification to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period.
The relationship between the estimated value on the pricing date and the secondary market price of the securities
The price at which the agent, Jefferies LLC or any of their respective affiliates purchase the securities in the secondary market, absent changes in market conditions, including those related to interest rates and the Market Measure, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as a bid-offer spread that would be charged in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.
The agent, Jefferies LLC and/or their respective affiliates may, but are not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Investor Considerations
The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:
■
seek 300% leveraged exposure to the upside performance of the Underlying Stock if the ending price is greater than the starting price, subject to the maximum return at maturity of at least 35.00% (to be determined on the pricing date) of the face amount;

■	desire to limit downside exposure to the Underlying Stock through the buffer amount;
■
are willing to accept the risk that, if the ending price is less than the starting price by more than the buffer amount, they will lose some, and possibly up to 85%, of the face amount per security at maturity;

■	are willing to forgo interest payments on the securities and dividends on the Underlying Stock; and
■	are willing to hold the securities until maturity.
The securities may not be an appropriate investment for investors who:
■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;
■	are unwilling to accept the risk that the ending price of the Underlying Stock may decrease from the starting price by more than the buffer amount;
■	seek uncapped exposure to the upside performance of the Underlying Stock;
■	seek full return of the face amount of the securities at stated maturity;
■
are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek current income;
■	are unwilling to accept the risk of exposure to the Underlying Stock;
■	seek exposure to the Underlying Stock but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;
■	are unwilling to accept our credit risk, to obtain exposure to the Underlying Stock generally, or to the exposure to the Underlying Stock that the securities provide specifically; or
■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled “The Underlying Stock” below.

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Selected Risk Considerations
The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.
Risks Relating To The Securities Generally
If The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.
We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending price of the Underlying Stock relative to the starting price and the other terms of the securities. Because the price of the Underlying Stock will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.
If the ending price is less than the threshold price, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Underlying Stock in excess of the buffer amount. The threshold price is 85% of the starting price. As a result, if the ending price is less than the threshold price, you will lose some, and possibly up to 85%, of the face amount per security at maturity. This is the case even if the price of the Underlying Stock is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.
Even if the ending price is greater than the starting price, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of ours or another issuer with a similar credit rating with the same stated maturity date.
No Periodic Interest Will Be Paid On The Securities.
No periodic payments of interest will be made on the securities.
Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Underlying Stock.
The opportunity to participate in the possible increases in the price of the Underlying Stock through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the Underlying Stock. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending prices exceeding the ending price at which the maximum return is reached.
The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.
The Tax Consequences Of An Investment In Your Securities Are Uncertain.
The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.
The Internal Revenue Service (“IRS”) announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the IRS may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – U.S. Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences”

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
below unless and until such time as Congress, the Treasury Department or the IRS determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.
Risks Relating To An Investment In Our Debt Securities, Including The Securities
The Securities Are Subject To Our Credit Risk.
The securities are our obligations and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the Underlying Stock Issuer for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the original offering price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to Jefferies LLC or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.
The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.
Jefferies LLC derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models at that time.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Market Measure.  Jefferies LLC’s views on these inputs and assumptions may differ from your or others’ views, and as an agent in this offering, Jefferies LLC’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.
Since the estimated value of the securities is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modifications to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities.  Our internal funding rate is generally lower than our secondary market rate, which is the rate that Jefferies LLC will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the interest that is payable on the securities.
Because there is not an active market for traded instruments referencing our outstanding debt obligations, Jefferies LLC determines our secondary market rate based on the market price of traded instruments referencing our debt obligations, but subject to adjustments that Jefferies LLC makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
creditworthiness, but rather reflects the market’s perception of our creditworthiness as adjusted for discretionary factors such as Jefferies LLC’s preferences with respect to purchasing the securities prior to maturity.
The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the original offering price.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3‑month period.  WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.  If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.
The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the securities prior to stated maturity will be affected by the then-current price of the Underlying Stock, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: Underlying Stock performance; interest rates; volatility of the Underlying Stock; time remaining to maturity; and dividend yields on the Underlying Stock.  When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.
In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness.  You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Underlying Stock.  Because numerous factors are expected to affect the value of the securities, changes in the price of the Underlying Stock may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.
The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.
Risks Relating To The Underlying Stock
The Securities Will Be Subject To Single Stock Risk.
The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and the Underlying Stock Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.
The Maturity Payment Amount Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.
•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stock During The Term Of The Securities.
•	We Cannot Control Actions By The Underlying Stock Issuer.
•	We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.
•	You Have Limited Anti-dilution Protection.
Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities.  In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.  Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.
•
The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.  JFSI, a wholly owned subsidiary of Jefferies Group LLC and an affiliate of Jefferies Group Capital Finance Inc., will be the calculation agent for the securities.  As calculation agent, JFSI will determine any values of the Underlying Stock and make any other determinations necessary to calculate any payments on the securities. In making these determinations, JFSI may be required to make discretionary judgments that may adversely affect any payments on the securities.  See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events,” and “—Adjustment Events” in the accompanying product supplement. In making these discretionary judgments, the fact that JFSI is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and JFSI’s determinations as calculation agent may adversely affect your return on the securities.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Underlying Stock.
•	Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the price of the Underlying Stock.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.
•
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-11

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.
Upside Participation Rate:	300.00%
Hypothetical Maximum Return:	35.00% or $350.00 per security (the lowest possible maximum return that may be determined on the pricing date)
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$85.00 (85% of the hypothetical starting price)
Buffer Amount:	15%

Hypothetical Payout Profile

PRS-12

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Hypothetical Returns

Hypothetical ending price	Hypothetical underlying stock return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$1,350.00	35.00%
$175.00	75.00%	$1,350.00	35.00%
$150.00	50.00%	$1,350.00	35.00%
$140.00	40.00%	$1,350.00	35.00%
$130.00	30.00%	$1,350.00	35.00%
$120.00	20.00%	$1,350.00	35.00%
$111.67	11.67%	$1,350.00	35.00%
$110.00	10.00%	$1,300.00	30.00%
$105.00	5.00%	$1,150.00	15.00%
$102.50	2.50%	$1,075.00	7.50%
$100.00	0.00%	$1,000.00	0.00%
$97.50	-2.50%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$84.00	-16.00%	$990.00	-1.00%
$80.00	-20.00%	$950.00	-5.00%
$70.00	-30.00%	$850.00	-15.00%
$60.00	-40.00%	$750.00	-25.00%
$50.00	-50.00%	$650.00	-35.00%
$25.00	-75.00%	$400.00	-60.00%
$0.00	-100.00%	$150.00	-85.00%

(1)	The underlying stock return is equal to the percentage change from the starting price to the ending price (i.e., the ending price minus starting price, divided by starting price).
(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-13

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Hypothetical Examples
Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$105.00
Hypothetical threshold price:	$85.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	5.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:
(i)            $1,000 × underlying stock return × upside participation rate
$1,000 × 5.00% × 300.00%
= $150.00; and
(ii)            the maximum return of $350.00
On the stated maturity date you would receive $1,150.00 per security.
Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$150.00
Hypothetical threshold price:	$85.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	50.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:
(i)            $1,000 × underlying stock return × upside participation rate
$1,000 × 50.00% × 300.00%
= $1,500.00; and
(ii)            the maximum return of $350.00

On the stated maturity date you would receive $1,350.00 per security, which is the maximum maturity payment amount.
In addition to limiting your return on the securities, the maximum return limits the positive effect of the upside participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Underlying Stock at a rate of 300% up to a certain point. However, the effect of the upside participation rate will be progressively reduced for ending prices that are greater than approximately 111.67% of the starting price (assuming a maximum return of 35.00% or $350.00 per security, the lowest possible maximum return that may be determined on the pricing date) since your return on the securities for any ending price greater than approximately 111.67% of the starting price will be limited to the maximum return.

PRS-14

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
Example 3. Maturity payment amount is equal to the face amount:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$95.00
Hypothetical threshold price:	$85.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	-5.00%

Because the hypothetical ending price is less than the hypothetical starting price, but not by more than the buffer amount, you would not lose any of the face amount of your securities.
On the stated maturity date you would receive $1,000.00 per security.

Example 4. Maturity payment amount is less than the face amount:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$85.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	-50.00%

Because the hypothetical ending price is less than the hypothetical starting price by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:
$1,000 + [$1,000 × (underlying stock return + buffer amount)]
$1,000 + [ $1,000 × (-50.00% + 15%)]
= $650.00

On the stated maturity date you would receive $650.00 per security.

PRS-15

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
All disclosures contained in this pricing supplement regarding the Underlying Stock and the Underlying Stock Issuer have been derived from publicly available sources.  Because the Underlying Stock Issuer is registered under the Securities Exchange Act of 1934, the Underlying Stock Issuer is required to periodically file certain financial and other information specified by the Securities and Exchange Commission (SEC). Information provided to or filed with the SEC by the Underlying Stock Issuer can be located through the SEC’s web site at sec.gov by reference to the CIK number set forth below. None of us, the calculation agent, Jefferies LLC or any of our other affiliates makes any representation to you as to the future performance of the Underlying Stock.  You should make your own investigation into the Underlying Stock.

This pricing supplement relates only to the offering of the securities and does not relate to any offering of Underlying Stock or any other securities of the Underlying Stock Issuer. None of us, Jefferies LLC, WFS or any of our or their respective affiliates has made any due diligence inquiry with respect to the Underlying Stock Issuer in connection with the offering of the securities. None of us, Jefferies LLC, WFS or any of our or their respective affiliates has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Stock Issuer and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Stock Issuer could affect the price of the Underlying Stock and therefore could affect your return on the securities. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock
Tesla, Inc. is an electric car and energy company. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol “TSLA.” The Underlying Stock Issuer's CIK number is 0001318605 and its SEC file number is 001-34756.
Historical Information
We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg L.P., without independent verification.
The following graph sets forth daily closing prices of the Underlying Stock for the period from January 1, 2015 to September 6, 2022. The closing price on September 6, 2022 was $274.42. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the securities.

PRS-16

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying product supplement.
The following section is the opinion of Sidley Austin LLP, our counsel. In addition, it is the opinion of Sidley Austin LLP that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
■	a dealer in securities or currencies;
■	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
■	a bank;
■	a life insurance company;
■	a tax exempt organization;
■	a partnership;
■	a regulated investment company;
■	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
■	a common trust fund;
■	a person that owns a security as a hedge or that is hedged against interest rate risks;
■	a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
■	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders
This section applies to you only if you are a U.S. Holder that holds your securities as a capital asset for tax purposes. You are a “U.S. Holder” if you are a beneficial owner of each of your securities and you are:
■	a citizen or resident of the United States;
■	a domestic corporation;
■	an estate whose income is subject to U.S. federal income tax regardless of its source; or
■
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment
You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the Underlying Stock. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.
Upon the sale, exchange or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
We will not attempt to ascertain whether the issuer of the Underlying Stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code. If the issuer of the Underlying Stock was so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. Holder of the securities. You should refer to information filed with the SEC by the issuer of the Underlying Stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the Underlying Stock is or becomes a PFIC.
No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the

PRS-17

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments
There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the IRS might assert that a treatment other than that described above is more appropriate. For example, the IRS could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.
It is possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary income or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.
It is also possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.
Possible Change in Law
On December 7, 2007, the IRS released a notice stating that the IRS and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.
Backup Withholding and Information Reporting
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set

PRS-18

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
forth under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus. Please see the discussion under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.
Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:
■	a nonresident alien individual;
■	a foreign corporation; or
■	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.
The term “Non-U.S. Holder” does not include any of the following holders:
■
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

■	certain former citizens or residents of the United States; or
■	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities.
We will not attempt to ascertain whether the issuer of the Underlying Stock would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Code. If the issuer of the Underlying Stock was so treated, certain adverse U.S. federal income tax consequences could possibly apply to a Non-U.S. Holder of the securities. You should refer to information filed with the SEC by the issuer of the Underlying Stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the Underlying Stock is or becomes a USRPHC.
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.
As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective Non-U.S. Holders of the securities should consult their tax advisors in this regard.
Furthermore, on December 7, 2007, the IRS released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon sale, exchange or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the Underlying Stock during the term of the securities. We could also require you to make certifications (e.g., an applicable IRS Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition,

PRS-19

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for Non-U.S. Holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.
Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a security.
Foreign Account Tax Compliance Act
Legislation commonly referred to as “FATCA” generally imposes a gross-basis withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify or supplement these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest or FDAP income as subject to FATCA withholding. However, under recently proposed Treasury regulations, such gross proceeds would not be subject to FATCA withholding. In its preamble to such proposed regulations, the Treasury Department and the IRS have stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. We will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the securities.

PRS-20

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Tesla, Inc. due October 23, 2023
LEGAL MATTERS
The validity of the Securities is being passed on for us by Sidley Austin LLP, New York, New York.

PRS-21